Exhibit 99.1

SiTime Reports Third Quarter 2020 Financial Results

SANTA CLARA, Calif., November 4, 2020 – SiTime Corporation, (Nasdaq: SITM), a market leader in MEMS timing, today announced financial results for the third quarter ended September 30, 2020.

Net revenue in the third quarter of 2020 was $32.7 million, a 29.0% increase from the $25.3 million in the third quarter of 2019 and a 52.1% increase from the $21.5 million in the second quarter of 2020.

Generally Accepted Accounting Principles (GAAP) Results

In the third quarter of 2020 gross margins were $16.9 million, or 51.7% of revenue, operating expenses were $17.5 million, or 53.5% of revenue, GAAP loss from operations was $0.6 million, or 1.7% of revenue and net loss was $0.7 million, or $0.04 per diluted share.

Total cash and cash equivalents were $69.2 million on September 30, 2020.

Non-GAAP Results

This press release and its attachments include certain non-GAAP supplemental performance measures. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

SiTime believes that the presentation of non-GAAP financial measures provides important supplemental information to management and investors regarding financial and business trends relating to SiTime’s financial condition and results of operations. SiTime believes that these non-GAAP financial measures provide additional insight into SiTime’s ongoing performance and core operational activities and has chosen to provide these measures for more consistent and meaningful comparison between periods. These measures should only be used to evaluate SiTime’s results of operations in conjunction with the corresponding GAAP measures. The non-GAAP results exclude the effect of stock-based compensation and related payroll taxes.

The reconciliation between GAAP and non-GAAP financial results is provided in the financial statements portion of this release.

In the third quarter of 2020, non-GAAP gross margins were $17.0 million, or 52.1% of revenue, non-GAAP operating expenses were $12.5 million, or 38.3% of revenue, non-GAAP income from operations was $4.5 million, or 13.8% of revenue and non-GAAP net income was $4.4 million, or $0.23 per diluted share.

Conference Call

SiTime will broadcast its third quarter of 2020 financial results conference call today, November 4, 2020, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time), which can be accessed by calling +1-844-467-7657 and using conference ID 6695003. The conference call will also be available via a live webcast on the investor relations section of the SiTime website at investor.sitime.com. Please access the website at least a few minutes prior to the start of the call to download and install any necessary audio software. An archived webcast replay of the call will be available on the website for a limited period of time.

About SiTime

SiTime Corporation is a market leader in silicon MEMS timing. Our programmable solutions offer a rich feature set that enables customers to differentiate their products with higher performance, smaller size, lower power, and better reliability. With almost 2 billion devices shipped, SiTime is changing the timing industry. For more information, visit https://www.sitime.com/.

SiTime Corporation
Unaudited GAAP Condensed Consolidated Statements of Operations

	Three Months Ended
	September 30, 2020	June 30, 2020
	(in thousands, except per share data)
Revenue	$32,667	$21,473
Cost of revenue	15,765	11,490
Gross profit	16,902	9,983
Operating expenses:
Research and development	8,484	7,398
Sales, general and administrative	8,978	7,856
Total operating expenses	17,462	15,254
Loss from operations	(560)	(5,271)
Interest expense	(110)	(313)
Other income (expense), net	3	(20)
Loss before income taxes	(667)	(5,604)
Income tax (expense) benefit	-	1
Net loss	$(667)	$(5,603)
Net loss attributable to common stockholder and comprehensive income	$(667)	$(5,603)
Net loss per share attributable to common stockholder, basic	$(0.04)	$(0.36)
Weighted-average shares used to compute basic net loss per share	16,818	15,371
Net loss per share attributable to common stockholder, diluted	$(0.04)	$(0.36)
Weighted-average shares used to compute diluted net loss per share	16,818	15,371

SiTime Corporation Unaudited Reconciliation of Non-GAAP Adjustments

	Three Months Ended
	September 30, 2020	June 30, 2020
	(in thousands, except per share data)
Reconciliation of GAAP gross profit and margin to non-GAAP
Revenue	$32,667	$21,473
GAAP gross profit	16,902	9,983
GAAP gross margin	51.7%	46.5%
Stock-based compensation	131	70
Non-GAAP gross profit	$17,033	$10,053
Non-GAAP gross margin	52.1%	46.8%

Reconciliation of GAAP operating expenses to non-GAAP
GAAP research and development expenses	8,484	7,398
Stock-based compensation	(1,465)	(1,135)
Non-GAAP research and development expenses	$7,019	$6,263

GAAP sales, general and administrative expenses	8,978	7,856
Stock-based compensation	(3,471)	(2,190)
Non-GAAP sales, general and administrative expenses	$5,507	$5,666
Total Non-GAAP operating expenses	$12,526	$11,929

Reconciliation of GAAP loss from operations to non-GAAP loss from operations
GAAP loss from operations	$(560)	$(5,271)
Stock-based compensation	5,067	3,395
Non-GAAP income (loss) from operations	$4,507	$(1,876)
Non-GAAP income (loss) from operations as a percentage of revenue	13.8%	-8.7%

Reconciliation of GAAP net loss to non-GAAP net loss
GAAP net loss	$(667)	$(5,603)
Stock-based compensation	5,067	3,395
Non-GAAP net income (loss)	$4,400	$(2,208)
Weighted-average shares used to compute diluted net income (loss) per share	18,983	15,371

GAAP net loss per share diluted	$(0.04)	$(0.36)
Non-GAAP adjustments detailed above	0.27	0.22
Non-GAAP net income (loss) per share diluted	$0.23	$(0.14)

SiTime Corporation Unaudited GAAP Condensed Consolidated Balance Sheets

	As of
	September 30, 2020	June 30, 2020
	(in thousands)
Assets:
Current assets:
Cash and cash equivalents	$69,208	$102,486
Accounts receivable, net	17,224	13,001
Related party accounts receivable	738	581
Inventories	15,208	14,781
Prepaid expenses and other current assets	2,975	1,581
Total current assets	105,353	132,430
Property and equipment, net	10,859	10,415
Intangible assets, net	2,103	3,002
Right-of-use assets, net	9,220	9,467
Other assets	162	162
Total assets	$127,697	$155,476
Liabilities and Stockholders' Equity:
Current liabilities:
Accounts payable	$7,473	$5,004
Accrued expenses and other current liabilities	10,092	8,333
Loan obligations	-	35,000
Total current liabilities	17,565	48,337
Lease liabilities	7,309	7,570
Total liabilities	24,874	55,907
Commitments and contingencies
Stockholders’ equity:
Common stock	2	2
Additional paid-in capital	168,208	164,287
Accumulated deficit	(65,387)	(64,720)
Total stockholders’ equity	102,823	99,569
Total liabilities and stockholders’ equity	$127,697	$155,476

Investor Relations Contacts:

Shelton Group

Leanne Sievers | Brett Perry

949-224-3874 | 214-272-0070

sheltonir@sheltongroup.com

SiTime Corporation

Art Chadwick

Chief Financial Officer

investor.relations@sitime.com